Exhibit 99.1

Press Release

For Immediate Release

Contact:	Christopher D. Myers
President and CEO (909) 980-4030

CVB Financial Corp. Reports Record Earnings for 2014

•	Net earnings were $104.0 million for 2014, or $0.98 per diluted share, the highest in CVBF history.

•	Net earnings were $25.6 million, or $0.24 per share, for the fourth quarter of 2014.

•	Total loans and leases, net of deferred fees and discount, grew by $110.8 million for the quarter, or 2.99%. Seasonal dairy borrowings accounted for approximately $85 million of this growth.

•	The allowance for loan losses was $59.8 million at quarter-end, or 1.57% of total loans.

•	Noninterest-bearing deposits totaled $2.87 billion, or 51.14% of total deposits.

Ontario, CA, January 21, 2015-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced record earnings for the year ended December 31, 2014.

CVB Financial Corp. reported net income of $104.0 million for the year ended December 31, 2014, compared with net income of $95.6 million for 2013. Diluted earnings per share were $0.98 for the year ended December 31, 2014, compared to $0.91 for the same period last year. Net income for 2014 included $16.1 million in loan loss provision recapture, compared to $16.8 million for 2013.

There was zero provision for loan losses for the fourth quarter of 2014. This follows a reduction of $1.0 million for the third quarter of 2014, $7.6 million for the second quarter of 2014, and $7.5 million for the first quarter of 2014.

Chris Myers, President and CEO commented, “For the first time in our history, CVBF recorded over $100 million in net earnings. Highlights for the year included $303 million in non-interest bearing deposit growth and $267 million in loan growth. We also acquired a community bank headquartered in Newport Beach and opened a de novo branch in San Diego. All in all, 2014 was an outstanding year. I want to thank all of our associates for their hard work and achievement and our shareholders for their investment and support.”

Net income for the year ended December 31, 2014 produced a return on beginning equity of 13.48%, a return on average equity of 12.50% and a return on average assets of 1.45%. The efficiency ratio for 2014 was 46.25%, compared to 47.21% for 2013. As a percentage of average assets, noninterest expense was 1.77% for 2014 and 2013.

Total interest income for the year ended December 31, 2014 of $252.9 million increased $20.1 million, or 8.65%, from 2013. The year-over-year increase was primarily due to a $708.3 million increase in average earning assets.

Noninterest income was $36.4 million for the year ended December 31, 2014, compared with $25.3 million for 2013. Noninterest income increased primarily due to a $6.0 million gain on the sale of loans in 2014 and a lower net decrease in the FDIC loss sharing asset of $3.6 million, compared to a $12.9 million net decrease for 2013.

Noninterest expense for the year ended December 31, 2014 was $126.2 million, compared to $114.0 million for 2013. The year-over-year increase was partially due to expenses related to the acquisition of American Security Bank (“ASB”) and the integration and consolidation of its branches. In the latter half of 2014, we converted the ASB core operating system into the CBB application infrastructure, consolidated three branch locations, and closed two electronic banking vestibules. The year ended December 31, 2013 also included $4.1 million in insurance reimbursements for prior years’ legal costs.

The Company reported net income of $25.6 million for the fourth quarter ended December 31, 2014. This represents an increase of $293,000 or 1.16%, when compared with $25.3 million in net income reported for the fourth quarter of 2013. Diluted earnings per share were $0.24 for the fourth quarters of 2014 and 2013.

Net income for the fourth quarter of 2014 produced an annualized return on beginning equity of 11.95%, an annualized return on average equity of 11.76% and an annualized return on average assets of 1.37%. Net income for the fourth quarter of 2013 produced an annualized return on average equity of 12.86% and an annualized return on average assets of 1.50%. The efficiency ratio for the fourth quarter of 2014 was 44.02%, compared to 46.91% for the third quarter of 2014 and 47.98% for the fourth quarter of 2013.

Total interest income for the fourth quarter of 2014 of $65.3 million increased $6.0 million, or 10.18%, from the year ago quarter.

Noninterest income was $9.9 million for the fourth quarter of 2014, compared with $8.0 million for the third quarter of 2014 and $5.9 million for the fourth quarter of 2013. The quarter-over-quarter increase was primarily due to a $671,000 increase in gain on sale of loans and a $631,000 increase in gain on sale of OREO assets. The fourth quarter of 2014 included a $62,000 net increase in the FDIC loss sharing asset, compared to a net decrease of $479,000 for the third quarter of 2014 and a $2.1 million net decrease in the FDIC loss sharing asset for the year ago quarter.

Noninterest expense for the fourth quarter of 2014 was $31.3 million, compared to $32.5 million for the third quarter of 2014 and $29.3 million for the fourth quarter of 2013. The quarter over quarter reduction in expenses is mostly attributed to the integration of ASB and the achievement of cost synergies through branch consolidations and reduced salary and benefit expense of ASB associates. Noninterest expense for the third quarter of 2014 also included a $1.3 million reversal of the reserve for unfunded loan commitments. As a percentage of average assets, noninterest expense was 1.67%, compared to 1.75% for the third quarter of 2014 and 1.74% for the fourth quarter of 2013.

Net Interest Income and Net Interest Margin

Net interest income, before the provision for loan losses, totaled $236.5 million for the year ended December 31, 2014, compared to $216.3 million for 2013. Excluding the impact of the yield adjustment on previously covered loans, our net interest margin (tax equivalent) was 3.52% for 2014, compared to 3.49% for 2013. Total average earning asset yields (excluding discount) were 3.77% for 2014, compared to 3.76% for 2013. Total cost of funds decreased to 0.26% for 2014 from 0.30% for 2013.

Net interest income, before the provision for loan losses, of $61.2 million for the fourth quarter of 2014 was consistent with the third quarter of 2014 and increased by $6.1 million from $55.1 million for the fourth quarter of 2013. Excluding the impact of the yield adjustment on previously covered loans, our net interest margin (tax equivalent) was 3.50% for the fourth quarter of 2014, compared to 3.53% for the third quarter of 2014 and 3.47% for the fourth quarter of 2013. Total average earning asset yields decreased to 3.74% for the fourth quarter of 2014 from 3.76% for the third quarter of 2014 and was up from 3.73% for the fourth quarter of 2013. If we include the yield adjustment on covered loans, our net interest margin (tax equivalent) and average earning asset yield was 3.58% and 3.81%, respectively, for the fourth quarter of 2014. Total cost of funds of 0.25% for the fourth quarter of 2014 was unchanged from the third quarter of 2014, compared to 0.28% for the fourth quarter of 2013.

Income Taxes

Our effective tax rate for the year ended December 31, 2014 was 36.10%, compared with 33.73% for 2013. Our estimated annual effective tax rate varies depending upon tax-advantaged income as well as available tax credits. We benefited from $1.1 million of enterprise zone tax credits in 2013.

Assets

The Company reported total assets of $7.38 billion at December 31, 2014. This represents a decrease of $44.9 million, or 0.61%, from total assets of $7.42 billion at September 30, 2014. Earning assets of $7.02 billion at December 31, 2014 decreased $26.6 million, or 0.38%, when compared with $7.05 billion at September 30, 2014. The decrease in earning assets was primarily due to a $114.5 million decrease in interest-earning deposits with other institutions and a $23.0 million decrease in investment securities. This was partially offset by a $110.8 million increase in total loans. Approximately $85 million of the increase in loans was due to the seasonal upswing in dairy & livestock loans.

Total assets of $7.38 billion at December 31, 2014 increased $713.0 million, or 10.70%, from total assets of $6.66 billion at December 31, 2013. Earning assets totaled $7.02 billion at December 31, 2014, an increase of $695.4 million, or 11.00%, when compared with earning assets of $6.32 billion at December 31, 2013. The increase in earning assets was primarily due to a $473.3 million increase in investment securities and a $267.2 million increase in total loans. This was partially offset by a $38.1 million decrease in interest-earning deposits with other institutions and a $7.0 million decrease in FHLB stock.

Investment Securities

Investment securities were $3.14 billion at December 31, 2014, a decrease of $23.0 million from $3.16 billion at September 30, 2014 and an increase of $473.3 million from $2.67 billion at December 31, 2013. As of December 31, 2014, we had a pre-tax unrealized gain of $53.6 million on our overall securities portfolio.

Investment in mortgage backed securities (“MBS”) totaled $2.22 billion at December 31, 2014, compared to $1.75 billion at December 31, 2013. Virtually all of our MBS are issued by Freddie Mac or Fannie Mae, which have the implied guarantee of the U.S. Government. We have one private-label mortgage-backed security that has impairment. This Alt-A bond, with a carrying value of $1.5 million as of December 31, 2014, has had $1.9 million in net other-than-temporary (“OTTI”) impairment loss to date since it was purchased in early 2008. No additional OTTI impairment was recorded for the year or quarter ended December 31, 2014.

Our municipal securities, totaling $579.6 million, are located in 29 states, and approximately $24.5 million, or 4.2%, are located within the state of California. Our largest concentrations of holdings are in Michigan at 12.8%, New Jersey at 10.7%, Minnesota at 9.7%, and Texas at 8.6%. All municipal bond securities are performing.

In the fourth quarter of 2014, we purchased $59.7 million of MBS with an average yield of 2.09%. Our new purchases of MBS have an average duration of approximately four years. We also purchased $6.3 million in municipal securities with an average tax-equivalent yield of approximately 3.82%.

Loans

Total loans and leases, net of deferred fees and discount, of $3.82 billion at December 31, 2014 increased by $110.8 million, or 2.99%, from $3.71 billion at September 30, 2014. The quarter-over-quarter increase in loans was principally due to increases of $14.4 million in commercial real estate loans, $11.9 million in SFR mortgage loans, $9.5 million in commercial and industrial loans and $87.9 million in dairy & livestock and agribusiness loans. This growth was partially offset by a decrease of $12.1 million in construction loans and $2.2 million in municipal lease finance receivables. The vast majority of growth in dairy & livestock loans is seasonal. Most of these seasonal loans have already repaid in January 2015.

Total loans and leases, net of deferred fees and discount, of $3.82 billion at December 31, 2014, increased by $267.2 million, or 7.53%, from $3.55 billion at December 31, 2013.

Deposits & Customer Repurchase Agreements

Deposits of $5.60 billion and customer repurchase agreements of $563.6 million totaled $6.17 billion at December 31, 2014. This represents an increase of $634.4 million, or 11.46%, when compared with total deposits and customer repurchase agreements of $5.53 billion at December 31, 2013. Deposits and customer repurchase agreements decreased by $119.8 million, or 1.91%, when compared with the prior quarter.

Noninterest-bearing deposits were $2.87 billion at December 31, 2014, an increase of $303.4 million, or 11.84%, compared to $2.56 billion at December 31, 2013 and a decrease of $170.7 million, or 5.62%, when compared to the quarter ended September 30, 2014. At December 31, 2014, noninterest-bearing deposits were 51.14% of total deposits, compared to 52.41% at December 31, 2013 and 52.73% at September 30, 2014.

Our average cost of total deposits was 0.09% for the quarter ended December 31, 2014, compared to 0.10% for the same period last year. Our cost of total deposits including customer repurchase agreements was 0.11% for the quarter ended December 31, 2014, compared to 0.12% for the same period last year.

FHLB Advances, Other Borrowings and Debentures

We had $199.5 million in FHLB Advances at December 31, 2014, compared to $199.4 million at September 30, 2014 and $199.2 million at December 31, 2013.

At December 31, 2014, we had $46.0 million in short-term borrowings, compared to zero at September 30, 2014 and $69.0 million at December 31, 2013.

At December 31, 2014, we had $25.8 million of junior subordinated debentures, unchanged from September 30, 2014 and December 31, 2013.

Asset Quality

The FDIC indemnification loss coverage period for commercial loans associated with the SJB acquisition expired October 16, 2014. The Company transferred these assets for which loss indemnification expired during the fourth quarter of 2014 from “covered” to “non-covered”.

The allowance for loan losses totaled $59.8 million at December 31, 2014, compared to $59.6 million at September 30, 2014 and $75.2 million at December 31, 2013. The year-over-year decrease in the allowance for loan losses was due to a $16.1 million reduction in the allowance for loan losses principally due to improved credit quality for the year ended December 31, 2014. The allowance for loan losses was 1.57%, 1.67%, 1.75%, 2.11%, and 2.22% of total non-covered loans and leases outstanding at December 31, 2014, September 30, 2014, June 30, 2014, March 31, 2014, and December 31, 2013, respectively.

Nonperforming loans, defined as nonaccrual loans and nonperforming troubled debt restructured loans (“TDR”), were $32.2 million at December 31, 2014, or 0.84% of total loans. This compares to nonperforming loans of $37.1 million, or 1.04% of total loans, at September 30, 2014 and $40.0 million, or 1.18% of total loans, at December 31, 2013. The $32.2 million in nonperforming loans at December 31, 2014 are summarized as follows: $23.3 million in commercial real estate, $4.8 million in commercial and industrial, $3.2 million in residential mortgages, $103,000 in dairy & livestock and agribusiness loans, and $736,000 in other loans. The $4.9 million decrease in nonperforming loans quarter-over-quarter was principally due to a $1.9 million decrease in nonperforming commercial and industrial loans, a $1.4 million decrease in nonperforming dairy & livestock and agribusiness loans, a $759,000 decrease in nonperforming residential mortgages, and a $1.1 million decrease in nonperforming commercial real estate loans. Construction was completed on one $9.6 million nonperforming commercial construction loan which was therefore reflected as a nonperforming commercial real estate loan in December 2014.

We had $5.6 million in OREO at December 31, 2014, compared to $6.2 million at September 30, 2014 and $6.5 million at December 31, 2013. As of December 31, 2014, we had four OREO properties, compared with four OREO properties at December 31, 2013. During 2014, we acquired three OREO properties from ASB and added eight properties. We sold 11 properties with a carrying value of $4.9 million, realizing a net gain on sale of $957,000.

At December 31, 2014, we had loans delinquent 30 to 89 days of $1.7 million. This compares to $688,000 at September 30, 2014 and $3.3 million at December 31, 2013. As a percentage of total loans, delinquencies, excluding nonaccruals, were 0.04% at December 31, 2014, 0.02% at September 30, 2014 and 0.10% at December 31, 2013.

At December 31, 2014, we had $53.9 million in performing TDR loans, compared to $55.6 million in performing TDR loans at September 30, 2014 and $67.0 million in performing TDR loans at December 31, 2013. In terms of the number of loans, we had 38 performing TDR loans at December 31, 2014, compared to 39 performing TDR loans at September 30, 2014 and 47 performing TDR loans at December 31, 2013.

Nonperforming assets, defined as nonaccrual loans and other real estate owned, totaled $37.8 million at December 31, 2014, $43.3 million at September 30, 2014, and $46.4 million at December 31, 2013.

Classified loans are loans that are graded “substandard” or worse. At December 31, 2014, classified loans totaled $160.7 million, including approximately $21.2 million of covered loans transferred in December 2014. Non-covered classified loans were $147.2 million at September 30, 2014 and $245.6 million at December 31, 2013. During the fourth quarter of 2014, $6.3 million in our classified dairy & livestock portfolio were upgraded.

The reserve for unfunded loan commitments decreased by $1.3 million for 2014, compared to an increase of $500,000 for 2013.

CitizensTrust

CitizensTrust had approximately $2.41 billion in assets under management and administration, including $1.87 billion in assets under management, as of December 31, 2014. Revenues were $2.0 million for the fourth quarter and $8.1 million for 2014, compared to $2.0 million and $8.1 million for the same periods in 2013. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. is the holding company for Citizens Business Bank. The Bank is the largest financial institution headquartered in the Inland Empire region of Southern California with assets of approximately $7.4 billion. Citizens Business Bank serves 42 cities with 40 Business Financial Centers, six Commercial Banking Centers, and three trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego County, and the Central Valley areas of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF.” For investor information on CVB Financial Corp., please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. Pacific time/10:30 a.m. Eastern time on Thursday, January 22, 2015 to discuss the Company’s fourth quarter and year end 2014 financial results.

To listen to the conference call, please dial (877) 506-3368. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available through February 6, 2015 at 6:00 a.m. Pacific time/9:00 a.m. Eastern time. To access the replay, please dial (877) 344-7529, passcode 10057923.

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately 12 months.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity, earnings before income taxes, which we refer to as “pre-tax earnings”, and net interest income and net interest margin adjusted for discount accretion on covered loans. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations regarding the Company’s future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and events and the impact they may have on us and our customers; our ability to attract deposits and other sources of funding or liquidity; supply and demand for real property inventory and periodic deterioration in values of California real estate, both residential and commercial; a prolonged slowdown or decline in construction or sales activity; changes in the financial performance and/or condition of our borrowers or certain key vendors or counterparties; changes in the amount or composition of our nonperforming assets and any accompanying reserves and/or charge-offs; the cost or effect of acquisitions we may make; the effect of changes in laws, regulations and relevant judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, bank capital levels, securities and securities trading and hedging, employment, executive compensation, insurance, vendor management and information security) with which we and our subsidiaries must or believe we should comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; inflation, interest rate, securities market and monetary fluctuations; changes in government interest rates or monetary policies; changes in the amount and availability of deposit insurance; cyber-security threats, including loss of system functionality or theft or loss of Company or customer data or money; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, or the effects of pandemic diseases; the timely development and acceptance of new banking products and services and the perceived overall value of these products and services by customers and potential customers; the Company’s relationships with and reliance upon vendors with respect to the operation of certain of the Company key internal and external systems and applications; changes in consumer spending, borrowing and savings preferences or habits; technological changes and the expanding use of technology in banking (including the adoption of mobile banking applications); the ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive environment among financial and bank holding companies, banks and other financial service providers; continued volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions; fluctuations in the price of the Company’s stock; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by the regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our management team and/or our board of directors; the costs and effects of legal, compliance and regulatory changes and developments, including the resolution of legal proceedings or regulatory or other governmental inquiries or investigations and the results of regulatory examinations or reviews; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31, 2013, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law.

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CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	December 31,	September 30,	December 31,
	2014	2014	2013
Assets
Cash and due from banks	$95,030	$106,002	$88,776
Interest-earning balances due from Federal Reserve	10,738	134,054	5,917

Total cash and cash equivalents	105,768	240,056	94,693

Interest-earning balances due from depository institutions	27,118	18,314	70,000
Investment securities available-for-sale	3,137,158	3,160,056	2,663,642
Investment securities held-to-maturity	1,528	1,598	1,777
Investment in stock of Federal Home Loan Bank (FHLB)	25,338	25,338	32,331
Loans held-for-sale	—	—	3,667
Loans and lease finance receivables	3,817,067	3,706,236	3,546,231
Allowance for loan losses	(59,825)	(59,582)	(75,235)

Net loans and lease finance receivables	3,757,242	3,646,654	3,470,996

Premises and equipment, net	33,591	34,609	32,831
Bank owned life insurance	126,927	126,369	123,168
Intangibles	3,214	3,570	2,261
Goodwill	74,244	74,244	55,097
FDIC loss sharing asset	299	331	4,764
Other assets	85,493	91,710	109,740

TOTAL ASSETS	$7,377,920	$7,422,849	$6,664,967

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand deposits	$2,866,365	$3,037,103	$2,562,980
Investment checking	346,230	344,936	305,087
Savings and money market demand	1,615,856	1,648,127	1,341,024
Time deposits	776,207	729,127	681,540

Total deposits	5,604,658	5,759,293	4,890,631
Customer repurchase agreements	563,627	528,824	643,251
FHLB advances	199,479	199,410	199,206
Other borrowings	46,000	—	69,000
Junior subordinated debentures	25,774	25,774	25,774
Payable for securities purchased	—	643	3,533
Other liabilities	60,273	59,674	61,685

Total liabilities	6,499,811	6,573,618	5,893,080

Stockholders’ Equity:
Stockholders’ equity	847,034	831,143	781,217
Accumulated other comprehensive income, net of tax	31,075	18,088	(9,330)

Total stockholders’ equity	878,109	849,231	771,887

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,377,920	$7,422,849	$6,664,967

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Assets:
Cash and due from banks	$101,928	$103,135	$99,722	$103,243
Interest-earning balances due from Federal Reserve	100,795	99,342	174,678	87,372

Total cash and cash equivalents	202,723	202,477	274,400	190,615

Interest-earning balances due from depository institutions	19,918	70,000	48,251	70,000
Investment securities available-for-sale	3,126,243	2,627,169	2,920,081	2,463,759
Investment securities held-to-maturity	1,540	1,788	1,640	1,885
Investment in stock of Federal Home Loan Bank (FHLB)	25,338	36,029	27,347	45,734

Loans held-for-sale	—	40	90	28
Loans and lease finance receivables	3,742,260	3,484,252	3,598,720	3,393,687
Allowance for loan losses	(59,901)	(81,267)	(66,383)	(87,683)

Net loans and lease finance receivables	3,682,359	3,402,985	3,532,337	3,306,004

Premises and equipment, net	34,205	33,451	34,222	34,348
Bank owned life insurance	126,513	122,758	124,842	121,451
Intangibles	3,363	2,341	2,778	2,666
Goodwill	74,244	55,097	67,410	55,097
FDIC loss sharing asset	75	6,371	1,637	11,686
Other assets	114,550	126,879	114,982	136,948

TOTAL ASSETS	$7,411,071	$6,687,385	$7,150,017	$6,440,221

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand deposits	$2,957,438	$2,596,613	$2,802,490	$2,452,689
Interest-bearing	2,756,743	2,408,311	2,600,556	2,351,218

Total deposits	5,714,181	5,004,924	5,403,046	4,803,907

Customer repurchase agreements	550,131	594,952	619,147	543,656
FHLB advances	199,453	199,181	199,351	199,079
Other borrowings	500	7,437	1,414	12,553
Junior subordinated debentures	25,774	25,774	25,774	31,232
Payable for securities purchased	656	—	15,700	—
Other liabilities	57,045	74,889	53,558	75,018

Total liabilities	6,547,740	5,907,157	6,317,990	5,665,445

Stockholders’ equity:
Stockholders’ equity	845,101	776,114	822,336	753,551
Accumulated other comprehensive income, net of tax	18,230	4,114	9,691	21,225

Total stockholders’ equity	863,331	780,228	832,027	774,776

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,411,071	$6,687,385	$7,150,017	$6,440,221

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Interest income:
Loans and leases, including fees	$46,482	$43,956	$181,619	$179,631
Investment securities:
Taxable	13,040	9,094	47,465	28,374
Tax-advantaged	5,222	5,456	20,913	22,025

Total investment income	18,262	14,550	68,378	50,399
Dividends from FHLB stock	482	601	2,130	2,033
Federal funds sold and interest-earning deposits with other institutions	104	186	776	710

Total interest income	65,330	59,293	252,903	232,773

Interest expense:
Deposits	1,341	1,260	4,977	4,887
Borrowings and junior subordinated debentures	2,814	2,924	11,412	11,620

Total interest expense	4,155	4,184	16,389	16,507

Net interest income before provision for loan losses	61,175	55,109	236,514	216,266
Provision for loan losses	—	(6,800)	(16,100)	(16,750)

Net interest income after provision for loan losses	61,175	61,909	252,614	233,016

Noninterest income:
Service charges on deposit accounts	3,980	3,941	15,778	15,923
Trust and investment services	2,015	1,973	8,118	8,071
Gain on sale of loans held-for-sale	671	—	6,001	—
Gain on sale of investment securities, net	—	—	—	2,094
Increase (Decrease) in FDIC loss sharing asset, net	62	(2,145)	(3,591)	(12,860)
Gain on OREO, net	758	2	1,020	3,131
Other	2,369	2,119	9,086	8,928

Total noninterest income	9,855	5,890	36,412	25,287

Noninterest expense:
Salaries and employee benefits	19,948	18,238	77,118	71,015
Occupancy and equipment	3,716	3,616	15,264	14,504
Professional services	928	1,410	6,018	5,709
Amortization of intangible assets	356	125	1,137	1,127
Provision for unfunded loan commitments	—	—	(1,250)	500
OREO expense	67	472	307	856
Insurance reimbursements	(330)	(16)	(372)	(4,155)
Other	6,582	5,423	28,007	24,472

Total noninterest expense	31,267	29,268	126,229	114,028

Earnings before income taxes	39,763	38,531	162,797	144,275
Income taxes	14,182	13,243	58,776	48,667

Net earnings	$25,581	$25,288	$104,021	$95,608

Basic earnings per common share	$0.24	$0.24	$0.98	$0.91

Diluted earnings per common share	$0.24	$0.24	$0.98	$0.91

Cash dividends declared per common share	$0.10	$0.10	$0.400	$0.385

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Interest income - (tax-effected) (te)	$67,239	$61,343	$260,573	$240,898
Interest expense	4,155	4,184	16,389	16,507

Net interest income - (te)	$63,084	$57,159	$244,184	$224,391

Return on average assets, annualized	1.37%	1.50%	1.45%	1.48%
Return on average equity, annualized	11.76%	12.86%	12.50%	12.34%
Efficiency ratio [1]	44.02%	47.98%	46.25%	47.21%
Noninterest expense to average assets, annualized	1.67%	1.74%	1.77%	1.77%
Yield on average earning assets (te)	3.81%	3.87%	3.86%	3.98%
Yield on average earning assets (te) excluding discount on covered loans	3.74%	3.73%	3.77%	3.76%
Cost of deposits	0.09%	0.10%	0.09%	0.10%
Cost of deposits and customer repurchase agreements	0.11%	0.12%	0.11%	0.12%
Cost of funds	0.25%	0.28%	0.26%	0.30%
Net interest margin (te)	3.58%	3.61%	3.62%	3.71%
Net interest margin (te) excluding discount on covered loans	3.50%	3.47%	3.52%	3.49%

[1] Noninterest expense divided by net interest income before provision for loan losses plus noninterest income.

Weighted average shares outstanding
Basic	104,946,595	104,945,844	105,239,421	104,729,184
Diluted	105,430,621	105,535,360	105,759,523	105,126,303
Dividends declared	$10,587	$10,544	$42,356	$40,469
Dividend payout ratio [2]	41.39%	41.70%	40.72%	42.33%

[2] Dividends declared on common stock divided by net earnings.

Number of shares outstanding - (end of period)	105,893,216	105,370,170
Book value per share	$8.29	$7.33
Tangible book value per share	$7.56	$6.78

	December 31,
	2014	2013
Nonperforming assets:
Nonaccrual loans	$11,901	$14,835
Loans past due 90 days or more and still accruing interest	—	—
Troubled debt restructured loans (nonperforming)	20,285	25,119
Other real estate owned (OREO), net	5,637	6,475

Total nonperforming assets	$37,823	$46,429

Troubled debt restructured performing loans [3]	$53,873	$66,955

Percentage of nonperforming assets to total loans outstanding and OREO	0.99%	1.37%

Percentage of nonperforming assets to total assets	0.51%	0.70%

Allowance for loan losses to nonperforming assets	158.17%	162.04%

[3]	The Company transferred assets for which loss indemnification expired during the fourth quarter of 2014 from “covered” to “non-covered”.

	Twelve Months Ended December 31,
	2014	2013
Allowance for loan losses:
Beginning balance	$75,235	$92,441
Total charge-offs	(2,369)	(2,851)
Total recoveries on loans previously charged-off	3,059	2,395

Net recoveries (charge-offs)	690	(456)
(Recapture of) provision for loan losses	(16,100)	(16,750)

Allowance for loan losses at end of period	$59,825	$75,235

Net recoveries (charge-offs) to average loans	0.02%	-0.01%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2014		2013		2012
Quarter End	High	Low	High	Low	High	Low
March 31,	$17.08	$14.23	$12.30	$10.42	$11.97	$9.99
June 30,	$16.42	$13.77	$11.99	$10.29	$11.92	$10.16
September 30,	$16.50	$14.35	$13.77	$11.65	$12.95	$11.35
December 31,	$16.47	$13.35	$17.48	$13.28	$12.17	$9.43

Quarterly Consolidated Statements of Earnings

	4Q 2014	3Q 2014	2Q 2014	1Q 2014	4Q 2013
Interest income
Loans, including fees	$46,482	$46,923	$43,558	$44,656	$43,956
Investment securities and other	18,848	18,372	17,658	16,406	15,337

Total interest income	65,330	65,295	61,216	61,062	59,293

Interest expense
Deposits	1,341	1,228	1,222	1,186	1,260
Other borrowings	2,814	2,829	2,835	2,934	2,924

Total interest expense	4,155	4,057	4,057	4,120	4,184

Net interest income before provision for loan losses	61,175	61,238	57,159	56,942	55,109
Provision for loan losses	—	(1,000)	(7,600)	(7,500)	(6,800)

Net interest income after provision for loan losses	61,175	62,238	64,759	64,442	61,909

Noninterest income	9,855	8,009	7,050	11,498	5,890
Noninterest expense	31,267	32,481	31,324	31,157	29,268

Earnings before income taxes	39,763	37,766	40,485	44,783	38,531
Income taxes	14,182	13,471	15,001	16,122	13,243

Net earnings	$25,581	$24,295	$25,484	$28,661	$25,288

Basic earning per common share	$0.24	$0.23	$0.24	$0.27	$0.24
Diluted earnings per common share	$0.24	$0.23	$0.24	$0.27	$0.24

Cash dividends declared per common share	$0.100	$0.100	$0.100	$0.100	$0.100

Cash dividends declared	$10,587	$10,581	$10,580	$10,608	$10,544

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	12/31/2014	9/30/2014	6/30/2014	3/31/2014	12/31/2013

Commercial and industrial	$539,991	$530,521	$531,603	$509,235	$533,253
Real estate:
Commercial real estate	2,597,153	2,582,769	2,527,632	2,326,103	2,348,656
Construction	55,173	67,229	59,477	42,906	47,753
SFR mortgage	205,329	193,416	187,219	190,204	189,546
Dairy & livestock and agribusiness	284,063	196,200	180,462	214,011	300,292
Municipal lease finance receivables	77,834	80,013	78,934	81,041	89,106
Consumer and other loans	73,220	73,203	74,501	59,288	59,648

Gross loans	3,832,763	3,723,351	3,639,828	3,422,788	3,568,254
Less:
Purchase accounting discount on covered loans	(7,129)	(8,253)	(9,476)	(11,153)	(12,789)
Deferred loan fees, net	(8,567)	(8,862)	(9,425)	(8,763)	(9,234)
Allowance for loan losses	(59,825)	(59,582)	(60,974)	(68,725)	(75,235)

Net loans	$3,757,242	$3,646,654	$3,559,953	$3,334,147	$3,470,996

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Nonperforming loans [2]:
Commercial and industrial	$4,789	$6,666	$6,969	$4,821	$3,861
Real estate:
Commercial real estate [1]	23,318	14,795	14,866	11,852	12,410
Construction [1]	—	9,666	9,767	9,867	9,966
SFR mortgage	3,240	3,999	6,765	7,868	7,577
Dairy & livestock and agribusiness	103	1,463	5,133	5,397	5,739
Consumer and other loans	736	461	470	397	401

Total	$32,186	$37,050	$43,970	$40,202	$39,954

% of Total gross loans	0.84%	1.04%	1.26%	1.23%	1.18%

Past due 30-89 days:
Commercial and industrial	$1,053	$673	$1,205	$—	$993
Real estate:
Commercial real estate	122	—	732	520	523
Construction	—	—	—	—	—
SFR mortgage	425	—	161	432	1,708
Dairy & livestock and agribusiness	—	—	—	—	—
Consumer and other loans	81	15	168	8	75

Total	$1,681	$688	$2,266	$960	$3,299

% of Total gross loans	0.04%	0.02%	0.07%	0.03%	0.10%

OREO:
Commercial and industrial	$736	$1,254	$1,638	$—	$—
Real estate:
Commercial real estate	—	70	—	—	—
Construction	4,901	4,901	4,901	6,475	6,475
SFR mortgage	—	—	—	—	—
Consumer and other loans	—	—	—	—	—

Total	$5,637	$6,225	$6,539	$6,475	$6,475

Total nonperforming, past due, and OREO	$39,504	$43,963	$52,775	$47,637	$49,728

% of Total gross loans	1.03%	1.23%	1.52%	1.46%	1.47%

[1]	Construction was completed on one $9.6 million nonperforming construction loan which was therefore reflected as a nonperforming commercial real estate loan as of December 31, 2014.
[2]	The Company transferred assets for which loss indemnification expired during the fourth quarter of 2014 from “covered” to “non-covered”.

Net Interest Income and Net Interest Margin Reconciliations (Non-GAAP)

We use certain non-GAAP financial measures to provide supplemental information regarding our performance. Net interest income for the three months ended December 31, 2014 and 2013 include a yield adjustment of $1.3 million and $2.1 million, respectively. Net interest income for the twelve months ended December 31, 2014 and 2013 include a yield adjustment of $5.8 million and $12.9 million, respectively. These yield adjustments relate to discount accretion on covered loans, and are reflected in the Company’s net interest margin. We believe that presenting net interest income and the net interest margin excluding these yield adjustments provides additional clarity to the users of financial statements regarding core net interest income and net interest margin.

	Three Months Ended December 31,
(Dollars in thousands)	2014			2013
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Total interest-earning assets (te)	$7,016,094	$67,239	3.81%	$6,318,620	$61,343	3.87%
Discount on acquired covered loans	7,978	(1,279)		14,383	(2,060)

Total interest-earning assets, excluding SJB loan discount and yield adjustment	$7,024,072	$65,960	3.74%	$6,333,003	$59,283	3.73%

Net interest income and net interest margin (te)		$63,084	3.58%		$57,159	3.61%
Yield adjustment to interest income from discount accretion on acquired covered loans		(1,279)			(2,060)

Net interest income and net interest margin (te), excluding yield adjustment		$61,805	3.50%		$55,099	3.47%

	Twelve Months Ended December 31,
(Dollars in thousands)	2014			2013
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Total interest-earning assets (te)	$6,770,807	$260,573	3.86%	$6,062,465	$240,898	3.98%
Discount on acquired covered loans	10,138	(5,825)		18,785	(12,856)

Total interest-earning assets, excluding SJB loan discount and yield adjustment	$6,780,945	$254,748	3.77%	$6,081,250	$228,042	3.76%

Net interest income and net interest margin (te)		$244,184	3.62%		$224,391	3.71%
Yield adjustment to interest income from discount accretion on acquired covered loans		(5,825)			(12,856)

Net interest income and net interest margin (te), excluding yield adjustment		$238,359	3.52%		$211,535	3.49%

Tangible book value reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of December 31, 2014 and 2013.

	December 31,
	2014	2013
	(Dollars in thousands, except share data)

Stockholders’ equity	$878,109	$771,887
Less: Goodwill	(74,244)	(55,097)
Less: Intangible assets	(3,214)	(2,261)

Tangible book value	$800,651	$714,529
Common shares issued and outstanding	105,893,216	105,370,170

Tangible book value per share	$7.56	$6.78